Exhibit 99.1

“We are actively engaged in a process to divest several assets that, upon completion, would allow us to retire all or substantially all of our senior debt this year. Our remaining debt would then consist primarily of our 2.75% convertible notes which, together with our reduced cost structure, will better position us to weather this economic crisis.”
March 20, 2009
Dear Shareholders,
In this environment, every new day seems to bring with it new challenges. Difficult global economic conditions are pressuring every aspect of our business today; however, we believe that Champion is positioned as a survivor, and as conditions improve, we stand to benefit significantly from the fallout. A more favorable competitive environment, a level playing field when it comes to competing for consumers’ housing dollars, and a leaner, more focused organization position Champion to reach new heights when our markets recover.
Looking back, in 2004, when our consolidated revenues were $1.15 billion1, 80% were related to U.S. manufactured (or HUD Code) housing. We set about developing a strategy to diversify Champion’s revenue base, making us less dependent on the domestic manufactured housing industry, which at the time was in its sixth year of decline. We challenged our team to maintain a leadership position in the HUD Code industry and drive strong cash returns that we could, in turn, reinvest in businesses centered around our core competency of building structures in factories, but that would provide geographic, product and end-market diversification, as well as better growth opportunities.
Since then, we have used a combination of our free cash flow and debt to acquire six businesses generally outside of the HUD Code industry. In addition, we have further developed the modular capabilities of our existing plants, improved our single-family modular product offerings and expanded our presence in the multi-family, military and commercial construction markets. Over this same period, the manufactured housing industry continued to decline a further 35%2, ending 2008 with only 81,889 homes shipped, the lowest level of annual shipments since recordkeeping began in 1959. As a result of our diversification efforts, however, our consolidated revenues fell only 10% to $1.03 billion in 2008, with HUD Code representing just 38% of the total. In addition, 44% of our revenues were outside of the U.S.
Despite this diversification, however, we continue to fight headwinds in the midst of a global economic meltdown. A deepening housing crisis in the U.S., softer housing starts in western Canada and weak public sector spending in the U.K. all have combined with weaker HUD Code shipments to challenge our profitability and free cash flow generation.
We have responded with significant cost and capacity reductions. Since the beginning of 2006, we have idled or closed 13 plants and substantially reduced our workforce. In the last five quarters alone, we reduced our annual fixed costs by over $30 million by closing four plants, decreasing our staffing by 42% and curtailing other programs. We continue to monitor and evaluate capacity throughout our organization and will make further adjustments if warranted.
In these depressed conditions, our year-end 2008 debt level of $313 million has become increasingly burdensome, specifically the senior credit facility debt of $112 million which has high interest rates and restrictive covenants. While we are in compliance with these covenants, it

755 West Big Beaver Road, Suite 1000 | Troy, Michigan 48084
(248) 614-8200 | www.championhomes.com

clearly makes sense to de-leverage in this environment. Total debt decreased by $56 million in 2008, and we ended the year with a strong liquidity position of $65.6 million comprised of $52.8 million of cash and cash equivalents and $12.8 million of availability on our revolving line of credit.
We are actively engaged in a process to divest several assets that, upon completion, would allow us to retire all or substantially all of our senior debt this year. Our remaining debt would than consist primarily of our 2.75% convertible notes which, together with our reduced cost structure, will better position us to weather this economic crisis.
While reducing costs, managing capacity and de-leveraging will remain our highest priorities, we have not forgotten product development. We are taking this period of slow activity to develop new greener, more energy efficient homes with smaller footprints and greater flexibility to meet changing consumer demand. We also have new innovative designs for student dormitories, seniors’ residences, hotels and multi-family apartments.
This crisis will end, and housing will recover, but this may not happen until 2010. Our plan is clear: reduce costs and capacity in the short term, divest assets to de-leverage and have appropriate products ready for the recovery.
Thank you for your continued support.
Warm regards,

/s/ WILLIAM C. GRIFFITHS William C. Griffiths
Chairman, President and Chief Executive Officer

[1]	Reflects revenue as reported in 2004, prior to the subsequent reclassification of certain retail businesses to discontinued operations in 2005
[2]	Excluding manufactured homes sold to the Federal Emergency Management Agency in 2004 – 2006

2